Exhibit 2.1

Agreement and Plan of Merger

dated September 20, 2006

between

FIRST BUSEY CORPORATION

and

MAIN STREET TRUST, INC.

i

ii

AGREEMENT AND PLAN OF MERGER, dated September 20, 2006 (this “Agreement”), between First Busey Corporation, a Nevada corporation (“First Busey”), and Main Street Trust, Inc., an Illinois corporation (“Main Street”).

RECITALS

A.      The Proposed Transaction.   The parties desire that First Busey and Main Street become affiliated in a strategic merger of equals to be effected through the merger of Main Street with and into First Busey (the “Merger”), with First Busey the surviving corporation (the “Surviving Corporation”).

B.      Board Determinations.   The respective boards of directors of First Busey and Main Street have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals, and are in the best interests of their respective shareholders and, therefore, have approved the Merger, this Agreement and the plan of merger contained in this Agreement.

C.      Intended Tax Treatment.   The parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations thereunder, and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, First Busey and Main Street agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.01.   Definitions.   This Agreement uses the following definitions:

“Acquisition Proposal” means a tender or exchange offer to acquire more than 15% of the voting power in First Busey, Main Street or any Significant Subsidiary of either, a proposal for a merger, consolidation or other business combination involving First Busey, Main Street or any Significant Subsidiary of either or any other proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, First Busey, Main Street or any Significant Subsidiary of either, other than the transactions contemplated hereby and other than any sale of whole loans and securitizations in the Ordinary Course of Business; provided, however, that for the purposes of Sections 8.03(c) and 8.04(c), references to “more than 15%” shall be deemed to be references to “25% or more.”

“Agreement” has the meaning assigned in the Preamble.

“Bank Merger” means the merger of Main Street Bank with and into and under the charter of Busey Bank.

“Benefit Arrangement” means, with respect to each of First Busey and Main Street, each of the following (a) under which any Employee or any of its current or former directors has any present or future right to benefits, (b) that is sponsored or maintained by it or its Subsidiaries, or (c) under which it or its Subsidiaries has any present or future liability to any Employee or any of its current or former directors:  each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, paid time off benefits and other employee benefit plan, agreement, program, policy or other arrangement (with respect to any of preceding, whether or not subject to ERISA).

“Benefits Transition Date” has the meaning assigned in Section 6.12(a).

“BHC Act” means the Bank Holding Company Act of 1956.

“Busey Bank” means Busey Bank, a wholly-owned Subsidiary of First Busey.

“Busey Investment Group” means Busey Investment Group, Inc., a wholly-owned subsidiary of First Busey.

“Closing” has the meaning assigned in Section 2.02.

“Closing Date” has the meaning assigned in Section 2.02.

“Code” has the meaning assigned in the Recitals.

“Confidentiality Agreement” has the meaning assigned in Section 6.05(b).

“Constituent Documents” means the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

“Costs” has the meaning assigned in Section 6.11(a).

“Covered Employees” has the meaning assigned in Section 6.12(a).

“Disclosure Schedule” has the meaning assigned in Section 5.01.

“Dissenting Shareholder” has the meaning assigned in Section 3.07.

“Dissenting Shares” means shares of Main Street Common Stock the holders of which have perfected and not withdrawn or lost their right to dissent with respect to such shares under Section 5/11.65 of the IBCA.

 “Effective Time” has the meaning assigned in Section 2.03.

“Employees” means current and former employees of each of First Busey and Main Street, as the context requires.

“Environmental Laws” means the statutes, rules, regulations, ordinances, codes, orders, decrees, and any other laws (including common law) of any foreign, federal, state, local, and any other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, or protection of human health and safety or of the environment, as in effect on or prior to the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning assigned in Section 5.03(m).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder.

“Exchange Agent” has the meaning assigned in Section 3.04(a).

“Exchange Fund” has the meaning assigned in Section 3.04(a).

“Exchange Ratio” has the meaning assigned in Section 3.01.

“Expenses” has the meaning assigned in Section 8.02(b).

“First Busey” has the meaning assigned in the Preamble to this Agreement.

 “First Busey Board” means the board of directors of First Busey.

“First Busey Common Stock” means the common stock, par value $.001 per share, of First Busey.

 “First Busey Meeting” has the meaning assigned in Section 6.02(c).

“First Busey Preferred Stock” means, the preferred stock, no-par value per share, of First Busey.

“First Busey Principal Employment Agreements” has the meaning assigned in Section 6.14.

“First Busey Stock” means, collectively, the First Busey Common Stock and the First Busey Preferred Stock.

“First Busey Stock Option” means any outstanding option to purchase shares of First Busey Common Stock under the First Busey Stock Plans and any other Benefit Arrangement, whether vested or unvested, exercisable or unexercisable.

“First Busey Stock Plans” means the First Busey 1993 Restricted Stock Award Plan, the First Busey Profit Sharing Plan and Trust, the First Busey Employee Stock Ownership Plan, the First Busey Stock Plan, the First Busey 1999 Stock Option Plan and the First Busey 2004 Stock Option Plan Stock Compensation Plan.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder.

“IBCA” means the Illinois Business Corporation Act of 1983.

“Illinois Articles of Merger” has the meaning assigned in Section 2.03.

“Indemnified Party” has the meaning assigned in Section 6.11(a).

“Joint Proxy Statement” has the meaning assigned in Section 6.03(a).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Main Street” has the meaning assigned in the Preamble to this Agreement.

“Main Street Affiliate” has the meaning assigned in Section 6.07.

“Main Street Bank” means Main Street Bank & Trust, a wholly-owned Subsidiary of Main Street.

“Main Street Board” means the board of directors of Main Street.

“Main Street Common Stock” means the common stock, par value $.10 per share, of Main Street.

“Main Street Meeting” has the meaning assigned in Section 6.02(c).

“Main Street Preferred Stock” means the preferred stock, no par value per share, of Main Street.

“Main Street Principal Employment Agreement Amendments” has the meaning assigned in Section 6.14.

“Main Street Stock” means, collectively, the Main Street Common Stock and the Main Street Preferred Stock.

“Main Street Stock Option” has the meaning assigned in Section 3.09(a).

“Main Street Stock Plans” means Main Street’s 2000 Stock Incentive Plan.

“Market Price” means the average (rounded to the nearest $.01) of the closing prices of First Busey Common Stock on the ten (10) trading days immediately preceding the Closing Date that shares of First Busey Common Stock are traded on Nasdaq.

“Material Adverse Effect” means, with respect to First Busey or Main Street, any effect that:

(a)      has a material adverse effect on the financial condition, results of operations or business of First Busey and its Subsidiaries, taken as a whole, or Main Street and its Subsidiaries, taken as a whole, respectively, excluding (with respect to each of clause (1), (3) and (5), only to the extent that the effect of a change on it is not disproportionate to the effect of such change on comparable banking organizations) the impact of (1) changes in banking and other laws of general applicability or changes in the interpretation thereof by Governmental Authorities, (2) changes in GAAP or regulatory accounting requirements applicable to U.S. banking organizations generally, (3) changes in prevailing interest rates or other general economic or market conditions affecting U.S. banking organizations generally, (4) actions or omissions of a party to this Agreement required by this Agreement or taken with the prior written consent of the other party to this Agreement in contemplation of the transactions contemplated hereby, (5) changes in global or national political conditions (including the outbreak of war or acts of terrorism) or due to natural disasters, and (6) to the extent consistent with GAAP, any modifications or changes to valuation policies or practices, or restructuring charges, in each case taken with the prior approval of First Busey or Main Street, as the case may be, in connection with the Merger; or

(b)      would materially impair the ability of First Busey or Main Street, respectively, to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

“Materials of Environmental Concern” means any hazardous or toxic substances, materials, wastes, pollutants, or contaminants, including those defined or regulated as such under any Environmental Law, and any other substance the presence of which may give rise to liability under Environmental Law.

“Merger” has the meaning assigned in the Recitals.

“Merger Consideration” has the meaning assigned in Section 3.01.

“NASD” means the National Association of Securities Dealers, Inc.

“Nasdaq” means the Nasdaq Global Market.

“NBCA” means the Nevada Business Corporation Act.

“Nevada Articles of Merger” has the meaning assigned in Section 2.03.

“New Certificates” has the meaning assigned in Section 3.04(a).

“New Option” has the meaning assigned in Section 3.09(a).

“Old Certificates” has the meaning assigned in Section 3.04(a).

“Ordinary Course of Business” means any action taken by a person only if such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day operations of such person.

“Other Persons” has the meaning assigned in Section 6.06(a).

“Outstanding Main Street Employment Agreements” mean each employment agreement with Main Street or any of its Subsidiaries listed and described as such in Main Street’s Disclosure Schedule, which includes all employment agreements that provide for any change of control or severance payment as a result of the Merger or any of the transactions contemplated by this Agreement.

“party” means First Busey or Main Street.

“Pension Plan” has the meaning assigned in Section 5.03(m).

“person” is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Previously Disclosed” means information set forth by a party in the applicable paragraph of its Disclosure Schedule, or in another paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

“Registration Statement” has the meaning assigned in Section 6.03(a).

“Regulatory Filings” has the meaning assigned in Section 5.03(h).

“Representatives” means, with respect to any person, such person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Requisite Regulatory Approvals” has the meaning assigned in Section 6.10(a).

“Resulting Bank” means the resulting bank from the Bank Merger.

“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State (IL)” means the Secretary of State of the State of Illinois.

“Secretary of State (NV)” means the Secretary of State of the State of Nevada.

“Securities Act” means the Securities Act of 1933 and the rules and regulations thereunder.

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Superior Proposal” means a bona fide written Acquisition Proposal which the Main Street Board or First Busey Board concludes in good faith to be more favorable from a financial point of view to its respective shareholders than the Merger and the other transactions contemplated hereby, (1) after receiving the advice of its financial advisors (which shall be Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc., respectively, or any nationally recognized investment banking firm), (2) after taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law.

“Surviving Corporation” has the meaning assigned in the Recitals.

“Takeover Laws” has the meaning assigned in Section 5.03(p).

“Takeover Provisions” has the meaning assigned in Section 5.03(p).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Tax.

Section 1.02.     Interpretation.   (a) In this Agreement, except as context may otherwise require, references:

(1)    to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement;

(2)    to this Agreement are to this Agreement, and the Annexes and Schedules to it, taken as a whole;

(3)    to any agreement (including this Agreement as executed and delivered), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation include any successor to the section;

(4)    to the “transactions contemplated hereby” includes the transactions provided for in this Agreement and the Annexes to it; and

(5)    to any Governmental Authority include any successor to that Governmental Authority; and

(6)    to the date of this Agreement or the date hereof are to September 20, 2006.

(b)       The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(c)       The words “include,” “includes” or “including” are to be deemed followed by the words “without limitation.”

(d)       The words “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(e)       The phrase “reasonable best efforts” shall be construed to mean the efforts that a prudent person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, provided, however, that an obligation to use reasonable best efforts under this Agreement does not require the person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such person of this Agreement and the transactions contemplated hereby.

(f)        This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers.  The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

(g)       No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable law (including statutory and common law), rule or regulation.

ARTICLE II

THE MERGER

Section 2.01.   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, Main Street will merge with and into First Busey at the Effective Time.  At the Effective Time, the separate corporate existence of Main Street will terminate.  First Busey will be the Surviving Corporation and will continue its corporate existence under the laws of the State of Nevada.

Section 2.02.   Closing.   The closing of the Merger (the “Closing”) will take place in the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois, at 10:00 a.m. on the third business day (unless the parties agree to another place, time or date) after satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the “Closing Date”).

Section 2.03.   Effective Time.   Subject to the provisions of this Agreement, in connection with the Closing, Main Street and First Busey will duly execute and deliver (1) articles of merger to the Secretary of State (IL) for filing under Section 5/11.40 of the IBCA (the “Illinois Articles of Merger”) and (2) articles of merger to the Secretary of State (NV) for filing under Section 92A.240 of the NBCA (the “Nevada Articles of Merger”).  The parties will make all other filings or recordings required under the IBCA and the NBCA, and the Merger will become effective when the Illinois Articles of Merger are filed in the office of the Secretary of State (IL) and the Nevada Articles of Merger are filed in the office of the Secretary of State (NV), or at such later date or time as First Busey and Main Street agree and specify in the Illinois Articles of Merger and the Nevada Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.04.   Effects of the Merger.   The Merger will have the effects prescribed by the IBCA, the NBCA and other applicable law.

Section 2.05.   Constituent Documents.   (a) The articles of incorporation of First Busey, as in effect immediately before the Effective Time, and amended to increase the authorized capital stock of First Busey as set forth in Annex 1 attached hereto, will be the articles of incorporation of the Surviving Corporation as of the Effective Time.

(b)    The by-laws of First Busey, as in effect immediately before the Effective Time, will be the by-laws of the Surviving Corporation as of the Effective Time.

Section 2.06.    Directors and Officers of the Surviving Corporation.   From and after the Effective Time, the directors and executive officers of the Surviving Corporation shall be as set forth in Annex 2 attached hereto.  It is the present intention of the parties hereto that Douglas C. Mills will serve as Chairman of the board of directors of the Surviving Corporation until the annual meeting of the Surviving Corporation in 2009, at which time Gregory B. Lykins shall succeed him.  Additionally, it is the present intention of the parties hereto that Van A. Dukeman will be the president and chief executive officer of the Surviving Corporation.  Such directors and executive officers shall serve until their resignation, removal or until their successors shall have been elected or appointed and shall have qualified in accordance with the NBCA and the articles of incorporation and by-laws of the Surviving Corporation.

Section 2.07.   Name and Location of Surviving Corporation.   The name of the Surviving Corporation shall be “First Busey Corporation.”  The principal offices of the Surviving Corporation shall initially be located at 100 West University Avenue, Champaign, Illinois 61820, until thereafter changed by the board of directors of the Surviving Corporation.

Section 2.08.   Bank Merger.   The parties understand that it is the present intention of First Busey at or after the Effective Time to effect the Bank Merger.  First Busey and Main Street agree to cooperate and to take such steps as may be necessary to obtain all requisite regulatory, corporate and other approvals to effect the Bank Merger, subject to the consummation of, and to be effective concurrently with, the Merger or as soon as practicable thereafter.  The Resulting Bank shall be Busey Bank and the name of the Resulting Bank will be “Busey Bank.”  The home office of the Resulting Bank shall initially be located at 201 West Main Street, Urbana, Illinois 61801 until thereafter changed with the approval of the board of directors of the Surviving Corporation.  In furtherance of such agreement, each of First Busey and Main Street agrees:

(a)      respectively, to cause the board of directors of each of Busey Bank and Main Street Bank to approve the Bank Merger and to submit the same to its respective sole shareholder for approval;

(b)      respectively, to vote the shares of stock of Busey Bank and Main Street Bank owned by them in favor of the Bank Merger; and

(c)      to take, or cause to be taken, all steps necessary to consummate the Bank Merger at the Effective Time or as soon thereafter as is reasonably practicable.

The Bank Merger shall be accomplished pursuant to a merger agreement containing such terms and conditions as are ordinary and customary for affiliated bank merger transactions of such type.

Notwithstanding anything contained herein to the contrary:  (x) the Bank Merger will be effective no earlier than the Effective Time; and (y) none of First Busey’s or Main Street’s actions in connection with the Bank Merger will unreasonably interfere with any of the operations of First Busey, Busey Bank, Main Street or Main Street Bank prior to the Effective Time.

Section 2.09.   Directors and Officers of the Resulting Bank.   From and after the Effective Time, the directors of the Resulting Bank shall be comprised of an even number of representatives from each of First Busey and Main Street.  It is the present intention of the parties hereto that Van A. Dukeman will serve as Chairman of the board of directors of the Resulting Bank, Lee O’Neill will serve as the president and chief executive officer of the Resulting Bank.  Such directors and executive officers shall serve until their resignation, removal or until their successors shall have been elected or appointed and shall have qualified in accordance with the Illinois Banking Act and the charter and by-laws of the Resulting Bank.

Section 2.10.   Directors of Busey Investment Group.   From and after the Effective Time, the directors of Busey Investment Group shall be comprised of an even number of representatives from each of First Busey and Main Street.  Such directors shall serve until their resignation, removal or until their successors shall have been elected or appointed and shall have qualified in accordance with the charter and by-laws of Busey Investment Group.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

Section 3.01.   Consideration.   At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Main Street Stock and subject to Sections 3.04(c) and 3.05, the shares of Main Street Common Stock issued and outstanding immediately prior to the Effective Time, with respect to each holder of record of such shares, will be converted into the right to receive:  (a) 1.55 fully paid and nonassessable shares of First Busey Common Stock (the “Exchange Ratio”), multiplied by (b) the number of shares of Main Street Common Stock held by such holder of record (such product, the “Merger Consideration”).

Notwithstanding anything in this Section 3.01 to the contrary, at the Effective Time and by virtue of the Merger, each share of Main Street Common Stock beneficially owned by First Busey (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) or held in Main Street’s treasury will be canceled and no shares of First Busey Stock or other consideration will be issued or paid in exchange therefor.

Section 3.02.   Cancellation of Shares.   At the Effective Time, the shares of Main Street Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist.  Certificates that represented Main Street Common Stock before the Effective Time will be deemed for all purposes to represent the number of shares of First Busey Common Stock or cash into which they were converted pursuant to this Article III.

Section 3.03.   Rights as Shareholders; Stock Transfers.   At the Effective Time, holders of Main Street Common Stock will cease to be, and will have no rights as, shareholders of Main Street, other than rights to (a) receive any then unpaid dividend or other distribution with respect to such Main Street Common Stock having a record date before the Effective Time and (b) receive the Merger Consideration provided under this Article III.  After the Effective Time, there will be no transfers of shares of Main Street Common Stock on the stock transfer books of Main Street or the Surviving Corporation, and shares of Main Street Common Stock presented to the Surviving Corporation for any reason will be canceled and exchanged in accordance with this Article III.

Section 3.04.   Exchange Procedures.   (a) As of the Effective Time and as mutually agreed by First Busey and Main Street, First Busey will deposit with First Busey, acting as its own transfer agent, or with a depository or trust institution of recognized standing mutually selected by First Busey and Main Street (in such capacity, the “Exchange Agent”), for the benefit of the holders of certificates formerly representing shares of Main Street Common Stock (“Old Certificates”), (1) certificates or, at First Busey’s option, evidence of shares in book entry form, representing the number of shares of First Busey Common Stock (“New Certificates”) issuable to holders of Old Certificates under this Article III and (2) cash payable pursuant to Section 3.05 (the “Exchange Fund”).

(b)      Promptly after the Effective Time, First Busey will send or cause to be sent to each person who was a recordholder of Main Street Common Stock immediately before the Effective Time transmittal materials, in form reasonably acceptable to Main Street, for exchanging Old Certificates.  Upon surrender of an Old Certificate for cancellation to the Exchange Agent together with the transmittal materials, duly executed, and such other documents as the Exchange Agent may reasonably require (including customary indemnity if any of such certificates are lost, stolen, or destroyed), the holder of such Old Certificate shall be entitled to receive in exchange therefor a certificate or other evidence representing that number of New Certificates which such holder has the right to receive in respect of the Old Certificates surrendered pursuant to the provisions of this Article III (after taking into account all shares of Main Street Common Stock then held by such holder) and any check in respect of the dividends and for any fractional shares that the shareholder will be entitled to receive, and the Old Certificates so surrendered shall forthwith be cancelled.  No interest will be paid on any such cash or other consideration deliverable pursuant to this Article III.

(c)      None of First Busey, Main Street or the Exchange Agent will be liable to any former holder of Main Street Common Stock for any shares of First Busey Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d)      Each of First Busey and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of Main Street Common Stock such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by First Busey, the Surviving Corporation or the Exchange Agent, as the case may be, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Main Street Common Stock in respect of which the deduction and withholding was made by First Busey, the Surviving Corporation or the Exchange Agent, as the case may be.

Section 3.05.   Fractional Shares.   Notwithstanding any other provision hereof, no fractional shares of First Busey Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, First Busey will pay to each holder of Main Street Common Stock who would otherwise be entitled to a fractional share of First Busey Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction of a share of First Busey Common Stock by the Market Price.

Section 3.06.   Anti-Dilution Adjustments.   If First Busey changes (or the First Busey Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of First Busey Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Exchange Ratio will be adjusted proportionately to account for such change.

Section 3.07.   Dissenting Shareholders.   Each Dissenting Share shall not be converted into or represent a right to receive Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by Section 5/11.65 of the IBCA.  Main Street shall give First Busey prompt notice upon receipt by Main Street of any demand for payment pursuant to Section 5/11.70 of the IBCA and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and First Busey shall have the right to participate in all negotiations and proceedings with respect to any such demands.  Any payments made in respect of Dissenting Shares shall be made by First Busey.  If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to dissent under Section 5/11.65 of the IBCA, such holder’s shares of Main Street Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

Section 3.08.   Effect on First Busey Stock.   Each share of First Busey Stock outstanding immediately prior to the Effective Time will remain outstanding.

Section 3.09.   Stock Options.   (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any outstanding option to purchase shares of Main Street Common Stock under the Main Street Stock Plans and any other Benefit Arrangement, whether vested or unvested, exercisable or unexercisable (each, a “Main Street Stock Option”), each Main Street Stock Option that is outstanding and unexercised immediately prior thereto shall be deemed to constitute an option (a “New Option”) to purchase, on the same terms and conditions as were applicable under the terms of the Main Street Stock Plan under which the Main Street Stock Option was granted and the applicable award agreement thereunder, taking into account the amendments to the Main Street Stock Options as Previously Disclosed, such number of shares of First Busey Common Stock and at such an exercise price per share determined as follows:

(1)      Number of Shares.  The number of shares of First Busey Common Stock subject to a New Option shall be equal to the product of (A) the number of shares of Main Street Common Stock purchasable upon exercise of the Main Street Stock Option and (B) the Exchange Ratio, the product being rounded up to the nearest whole share; and

(2)      Exercise Price.  The exercise price per share of First Busey Common Stock purchasable upon exercise of a New Option shall be equal to (A) the exercise price per share of Main Street Common Stock under the Main Street Stock Option divided by (B) the Exchange Ratio, the quotient being rounded down to the nearest cent.

For the avoidance of doubt, the foregoing adjustments shall be effected in a manner consistent with Section 424(a) of the Code.

(b)    Before the Effective Time, Main Street, or the Main Street Board or an appropriate committee thereof, shall take all action necessary on its part to give effect to the provisions of Section 3.09(a) and shall take such other actions reasonably requested by First Busey to give effect to the foregoing.  Before the Effective Time, First Busey shall take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of First Busey Common Stock to provide for the satisfaction of its obligations with respect to the New Options.  As soon as practicable, but in no event later than the Effective Time, First Busey shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the First Busey Common Stock issuable upon exercise of the New Options and shall maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such New Options remain outstanding.

(c)    Main Street and First Busey hereby agree that First Busey shall have the right, at the Effective Time and by virtue of the Merger, to accelerate the vesting and exercisability of each First Busey Stock Option that is outstanding and unvested or unexercisable immediately prior thereto.  Prior to the Effective Time, First Busey, or the First Busey Board or an appropriate committee thereof, may take all action necessary on its part to give effect to the acceleration of vesting and exercisability of First Busey Stock Options pursuant to this Section 3.09(c), including providing for any amendments to documents or agreements entered into pursuant to any First Busey Stock Plan.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

Section 4.01.   Forebearances of Main Street.   Main Street agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of First Busey (which consent will not be unreasonably withheld or delayed), it will not, and will cause each of its Subsidiaries not to:

(a)      Ordinary Course.   Conduct its business and the business of its Subsidiaries other than in the Ordinary Course of Business or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b)      Operations.   Enter into any new material line of business or change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority.

(c)      Capital Stock.   Other than pursuant to Rights Previously Disclosed and outstanding on the date of this Agreement, (1) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock, or (2) permit any additional shares of its stock to become subject to new grants, except (A) issuances of annual non-employee director stock options in an amount not to exceed amounts issued in 2006 and (B) issuances of executive employee stock options in the first fiscal quarter of 2007 in an amount mutually agreed to by First Busey and Main Street.

(d)      Dividends, Distributions, Repurchases.   (1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries or (B) regular quarterly dividends on its common stock in an amount not to exceed (i) with respect to any quarterly dividend paid in 2006, the rate equal to the rate paid by it during the fiscal quarter immediately preceding the date hereof and (ii) thereafter, $0.25 per share for any fiscal quarter) or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock.

(e)      Dispositions.   Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the Ordinary Course of Business (which shall be deemed to include asset sales, including sales of whole loans and securitizations, in the Ordinary Course of Business) and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

(f)       Acquisitions.   Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith or otherwise in the Ordinary Course of Business) all or any portion of the assets, business, deposits or properties of any other entity in an amount that is material to Main Street.

(g)      Constituent Documents.   Amend its Constituent Documents or the Constituent Documents (or similar governing documents) of any of its Significant Subsidiaries.

(h)      Accounting Methods.   Implement or adopt any change in its financial or regulatory accounting principles, practices or methods or change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Arrangement, other than (with prior notice to First Busey) as may be required by GAAP or applicable regulatory accounting requirements.

(i)       Adverse Actions.   Notwithstanding anything herein to the contrary, (1) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII and within the control or responsibility of Main Street not being satisfied in a timely manner, except (with prior notice to First Busey) as may be required by applicable law or regulation.

(j)       Compensation and Benefits.   Grant any salary or wage increase or increase any employee benefit, including incentive or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action), except (1) to make changes that are required by applicable law, (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (3) for merit-based or annual salary increases in the Ordinary Course of Business, but not to exceed in the aggregate 5% of the aggregate annual salaries of the employees of Main Street and its Subsidiaries, taken as a whole, (4) for employment arrangements for, or grants of awards to, newly hired employees in the Ordinary Course of Business or (5) for bonuses and incentive payments made to Main Street employees with respect to 2006 in the Ordinary Course of Business, so long as the aggregate bonuses and incentive payments paid do not exceed by more that 5% the amount of such aggregate bonuses and incentive payments made to Main Street employees with respect to 2005.

(k)      Benefit Plans.   Enter into, establish, adopt, amend, modify (including by way of interpretation) or renew any Benefit Arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee, take any action to accelerate the vesting or exercisability of Main Street Stock Options or other compensation or benefits payable under any Benefit Arrangement, fund or in any other way secure the payment of compensation or benefits under any Benefit Arrangement, change the manner in which contributions to any Benefit Arrangement are made or determined, or add any new participants to or increase the principal sum of any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), except (1) as may be required by applicable law, (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (3) amendments that do not increase benefits or result in increased administrative costs or (4) as provided in Section 6.14.

(l)       Taxes.   Make or change any material Tax elections, change or consent to any material change in its or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), settle or compromise any material Tax liability, claim or assessment, or file any material amended Tax Return.

(m)     Commitments.   Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 4.02.   Forebearances of First Busey.   First Busey agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of Main Street (which consent will not be unreasonably withheld or delayed), it will not, and will cause each of its Subsidiaries not to:

(a)      Ordinary Course.   Conduct its business and the business of its Subsidiaries other than in the Ordinary Course of Business or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b)      Operations.   Enter into any new material line of business or change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority.

(c)      Capital Stock.   Other than pursuant to Rights Previously Disclosed and outstanding on the date of this Agreement, (1) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock, or (2) permit any additional shares of its stock to become subject to new grants, except (A) issuances of annual non-employee director stock options in an amount not to exceed amounts issued in 2006 and (B) issuances of executive employee stock options in the first fiscal quarter of 2007 in an amount mutually agreed to by First Busey and Main Street.

(d)      Dividends, Distributions, Repurchases.   (1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries, (B) regular quarterly dividends on its common stock in an amount not to exceed (i) with respect to any quarterly dividend paid in 2006, the rate equal to the rate paid by it during the fiscal quarter immediately preceding the date hereof and (ii) thereafter, $0.18 per share for any fiscal quarter or (C) a one-time dividend on its common stock in an amount not to exceed $0.05 per share) or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock.

(e)      Dispositions.   Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the Ordinary Course of Business (which shall be deemed to include asset sales, including sales of whole loans and securitizations, in the Ordinary Course of Business) and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

(f)       Acquisitions.   Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith or otherwise in the Ordinary Course of Business all or any portion of the assets, business, deposits or properties of any other entity in an amount that is material to First Busey.

(g)      Constituent Documents.   Amend its Constituent Documents or the Constituent Documents (or similar governing documents) of any of its Significant Subsidiaries.

(h)      Accounting Methods.   Implement or adopt any change in its financial or regulatory accounting principles, practices or methods or change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Arrangement, other than (with prior notice to Main Street) as may be required by GAAP or applicable regulatory accounting requirements.

(i)       Adverse Actions.   Notwithstanding anything herein to the contrary, (1) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII and within the control or responsibility of First Busey not being satisfied in a timely manner, except (with prior notice to Main Street) as may be required by applicable law or regulation.

(j)       Compensation and Benefits.   Grant any salary or wage increase or increase any employee benefit, including incentive or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action), except (1) to make changes that are required by applicable law, (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (3) for merit-based or annual salary increases in the Ordinary Course of Business, but not to exceed in the aggregate 5% of the aggregate annual salaries of the employees of First Busey and its Subsidiaries, taken as a whole, (4) for employment arrangements for, or grants of awards to, newly hired employees in the Ordinary Course of Business consistent with past practice or, (5) for bonuses and incentive payments made to First Busey employees with respect to 2006 in the Ordinary Course of Business, so long as the aggregate bonuses and incentive payments paid do not exceed by more than 5% the amount of such aggregate bonuses and incentive payments made to First Busey employees with respect to 2005.

(k)      Benefit Plans.   Enter into, establish, adopt, amend, modify (including by way of interpretation) or renew any Benefit Arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee, take any action to accelerate the vesting or exercisability of First Busey Stock Options or other compensation or benefits payable under any Benefit Arrangement, fund or in any other way secure the payment of compensation or benefits under any Benefit Arrangement, change the manner in which contributions to any Benefit Arrangement are made or determined, or add any new participants to or increase the principal sum of any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), except (1) as may be required by applicable law, (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (3) as Previously Disclosed, to take such actions which are consistent with repaying all or part of any outstanding loans previously made to the First Busey Employee Stock Ownership Plan, (4) amendments that do not increase benefits or result in increased administrative costs, (5) as provided in Section 6.14 or (6) as provided in Section 3.09.

(l)       Taxes.   Make or change any material Tax elections, change or consent to any material change in its or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), settle or compromise any material Tax liability, claim or assessment, or file any material amended Tax Return.

(m)     Commitments.   Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 4.03.   Coordination of Dividends.   Until the Effective Time, Main Street will coordinate with First Busey regarding the declaration of any dividends or other distributions with respect to Main Street Common Stock and the related record dates and payment dates, it being intended that Main Street shareholders will not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter on their shares of Main Street Common Stock (including any shares of First Busey Common Stock received in exchange therefor in the Merger).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01.   Disclosure Schedules.   Before entry into this Agreement, First Busey delivered to Main Street a schedule and Main Street delivered to First Busey a schedule (respectively, each schedule a “Disclosure Schedule”), setting forth, among other things, (a) items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its covenants contained in Article IV, or (b) the information as contemplated in Section 6.12(c) and Section 6.14; provided that the inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or was required to be disclosed therein.

Section 5.02.   Standard.   For all purposes of this Agreement, no representation or warranty of Main Street or First Busey contained in Section 5.03 (other than the representations and warranties contained in Section 5.03(b) and 5.03(c), which shall be true in all material respects) will be deemed untrue, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03, has had or is reasonably likely to have a Material Adverse Effect with respect to Main Street or First Busey, as the case may be.

Section 5.03.   Representations and Warranties.   Except as Previously Disclosed or as set forth in its Regulatory Filings filed with or furnished to the SEC on or after January 1, 2003 and prior to the date of this Agreement, Main Street hereby represents and warrants to First Busey, and First Busey hereby represents and warrants to Main Street, to the extent applicable, as follows:

(a)    Organization, Standing and Authority.   It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  It is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(b)      Main Street Stock.  In the case of Main Street:

The authorized capital stock of Main Street consists of 15,000,000 shares of Main Street Common Stock and 2,000,000 shares of Main Street Preferred Stock.  As of the date of this Agreement, no more than 10,046,079 shares of Main Street Common Stock and no shares of Main Street Preferred Stock were outstanding.  As of the date of this Agreement, no more than 2,032,981 shares of Main Street Common Stock were reserved for issuance under the Main Street Stock Plans (of which no more than 851,914 shares were reserved for issuance in respect of awards outstanding as of such date).  The outstanding shares of Main Street Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).  Except for shares issuable pursuant to the Main Street Stock Plans, as of the date of this Agreement, there are no shares of Main Street Stock reserved for issuance, Main Street does not have any Rights outstanding with respect to Main Street Stock, and Main Street does not have any commitment to authorize, issue or sell any Main Street Stock or Rights, except pursuant to this Agreement, outstanding Main Street Stock Options and the Main Street Stock Plans.  As of the date of this Agreement, Main Street has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Main Street Stock.

(c)         First Busey Stock.  In the case of First Busey:

The authorized capital stock of First Busey consists of 40,000,000 shares of First Busey Common Stock and 1,000,000 shares of First Busey Preferred Stock.  As of the date of this Agreement, no more than 21,444,766 shares of First Busey Common Stock and no shares of First Busey Preferred Stock were outstanding.  As of the date of this Agreement, no more than 2,250,000 shares of First Busey Common Stock were reserved for issuance under the First Busey Stock Plans (of which no more than 862,250 shares were reserved for issuance in respect of awards outstanding as of such date).  The outstanding shares of First Busey Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).  The shares of First Busey Common Stock to be issued in the Merger have been duly authorized and, if and when issued in the Merger, will be fully paid and nonassessable.  Except as set forth above, as of the date of this Agreement, there are no shares of First Busey Stock reserved for issuance, First Busey does not have any Rights issued or outstanding with respect to First Busey Stock, and First Busey does not have any commitment to authorize, issue or sell any First Busey Stock or Rights, except pursuant to this Agreement, outstanding First Busey Stock Options and the First Busey Stock Plans.  As of the date of this Agreement, First Busey has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of First Busey Stock.

(d)        Significant Subsidiaries.   (1) (A) It owns, directly or indirectly, all the outstanding equity securities of each of its Significant Subsidiaries free and clear of any Liens, (B) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Significant Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Significant Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities, (E) all the equity securities of each Significant Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except as provided in 12 U.S.C. § 55 or comparable state laws in the case of banking Subsidiaries), and (F) each Significant Subsidiary that is a bank or savings association is an “insured bank” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

(2)       Each of its Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified.

(e)         Power.   It and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(f)         Authority.   It has duly authorized, executed and delivered this Agreement and has taken all corporate action necessary in order to execute and deliver this Agreement.  Prior to the execution of this Agreement, First Busey has received an opinion of Keefe, Bruyette & Woods, Inc. and Main Street has received an opinion of Sandler O’Neill & Partners, L.P., each to the effect that as of the date thereof and based upon and subject to the matters set forth therein, (i) in the case of First Busey, the Exchange Ratio is fair, from a financial point of view, to the shareholders of First Busey, and (ii) in the case of Main Street, the Exchange Ratio is fair, from a financial point of view, to the shareholders of Main Street.  Such opinions have not been amended or rescinded as of the date of this Agreement.  Subject only to receipt of the requisite affirmative vote (1) to approve the plan of merger contained in this Agreement and the issuance of First Busey Common Stock required by this Agreement, by the holders of a majority of the shares of First Busey Common Stock entitled to vote and (2) to approve the plan of merger contained in this Agreement by the holders of a majority of the outstanding shares of Main Street Common Stock, as the case may be, this Agreement and the transactions contemplated hereby have been authorized by all corporate action necessary on its respective part.  This Agreement is its valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(g)        Regulatory Approvals; No Defaults.   (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by it or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the transactions contemplated hereby, except for (A) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of related waiting periods required by foreign, federal and state banking authorities, including applications and notices under the BHC Act, the Bank Merger Act, the Federal Reserve Act and the Illinois Banking Act, (B) filing of any required notices, and expiration of the related waiting period, under the HSR Act, (C) filings of applications and notices with, and receipt of approvals or nonobjections from, the SEC and state securities authorities, the NASD, applicable securities exchanges and self-regulatory organizations, the Small Business Administration and state insurance authorities, (D) filing of the Registration Statement and Joint Proxy Statement with the SEC, and declaration by the SEC of the Registration Statement’s effectiveness under the Securities Act, (E) receipt of the applicable shareholder approvals described in Section 5.03(f), (F) the filing of the Illinois Articles of Merger and Nevada Articles of Merger, and (G) such filings with applicable securities exchanges to obtain the authorizations for listing contemplated by this Agreement.

(2)          Subject to receipt of the consents and approvals referred to in the preceding two paragraphs, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in material benefit payable or right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its Subsidiaries or to which it or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, its Constituent Documents or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(3)         As of the date of this Agreement, it is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the transactions contemplated hereby on a timely basis.

(h)           Financial Reports and Regulatory Filings; Material Adverse Effect.   (1) Its Annual Reports on Form 10-K for the fiscal years ended December 31, 2003, 2004 and 2005, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 2002 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed (collectively, its “Regulatory Filings”) with the SEC as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the statements of financial position contained in or incorporated by reference into any such Regulatory Filing (including the related notes and schedules) fairly presented in all material respects its financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Regulatory Filings (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(2)          Since December 31, 2005, it and its Subsidiaries have not incurred any liability other than in the Ordinary Course of Business.

(3)         Since December 31, 2005, (A) it and its Subsidiaries have conducted their respective businesses in the Ordinary Course of Business (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.

(i)          Litigation.   Except as set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (without giving effect to any amendment filed after the date of this Agreement), there is no suit, action, investigation or proceeding pending or, to its knowledge, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action or proceeding), nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitration outstanding against it or any of its Subsidiaries.

(j)          Regulatory Matters.   Except as set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (without giving effect to any amendment filed after the date of this Agreement), neither it nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any special procedures or restrictions related to expansion imposed by any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of its Subsidiaries.  It is a “financial holding company,” as defined in Section 2(p) of the BHC Act, and is not subject to an agreement under Section 4(m) of such Act.

(k)         Compliance with Laws.   Except as set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (without giving effect to any amendment filed after the date of this Agreement), it and each of its Subsidiaries:

(1)          conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses;

(2)          has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened;

(3)          has received, since December 31, 2002, no written notification from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization;

(4)          in the case of First Busey, is in compliance with all applicable listing standards of the NASD; and

(5)          has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (A) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (B) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the applicable information security program adopted pursuant to 12 C.F.R Part 40.

(l)             Material Contracts; Defaults.   (1) Except for those agreements and other documents filed as exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K, (B) that purports to restrict the conduct of any line of business by it or any of its Subsidiaries or its or their ability to compete in any line of business or (C) with respect to employment of an officer, director or consultant.  With respect to Main Street, Main Street has Previously Disclosed all Outstanding Main Street Employment Agreements to First Busey.

(2)          Neither it nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(m)           Employee Benefit Plans.   (1) All of its Benefit Arrangements are Previously Disclosed, other than those Benefit Arrangements that are not material.  True and complete copies of all Benefit Arrangements, including any trust instruments and insurance contracts forming a part of any Benefit Arrangements, and all amendments thereto, have been made available to the other party.

(2)          All of its Benefit Arrangements, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, are in compliance with ERISA, the Code and other applicable laws.  Each of its Benefit Arrangements which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the Internal Revenue Service for such letter within the applicable remedial amendment period under Section 401(b) of the Code, and it is not aware of any circumstances reasonably likely to result in the loss of qualification of any such Pension Plan under Section 401(a) of the Code.  Each Benefit Arrangement which is intended to be part of a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code has (A) received an opinion letter from the Internal Revenue Service recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the Internal Revenue Service pursuant to Section 505(c) of the Code, and it is not aware of circumstances likely to result in the loss of the exempt status of such Benefit Arrangement under Section 501(c)(9) of the Code.  There is no pending or, to its knowledge, threatened litigation (other than routine claims for benefits in the Ordinary Course of Business) relating to its Benefit Arrangements.  Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any of its Benefit Arrangements that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.  Neither it nor any of its Subsidiaries has incurred or reasonably expects to incur a Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA.

(3)          No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”).  None of it, any of its Subsidiaries or any of its ERISA Affiliates has contributed to a “multiemployer plan,” within the meaning of Section 3(37) of ERISA, at any time within the last six years.  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date hereof.  No notices have been required to be sent to participants and beneficiaries or the Pension Benefit Guaranty Corporation under Section 302 or 4011 of ERISA or Section 412 of the Code.

(4)          All contributions required to be made under the terms of any of its Benefit Arrangements have been timely made or if not required to be made as of the date of this Agreement, have been reflected on its consolidated financial statements included in its Regulatory Filings.  None of its Pension Plans or any single-employer plan of any of its ERISA Affiliates has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and none of its ERISA Affiliates has an outstanding funding waiver.  Neither any Pension Plan nor any single-employer plan of any of its ERISA Affiliates has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year.  It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be increased by application of Section 412(l) of the Code.  Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Code.

(5)          Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no change in the financial condition of such Pension Plan since the last day of the most recent plan year.

(6)          Neither it nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Arrangement or collective bargaining agreement.  Either it or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(7)          There has been no amendment to, announcement by it or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Arrangement which would increase the expense of maintaining such Benefit Arrangement above the level of the expense incurred therefor for the most recent fiscal year.  Except as Previously Disclosed, neither its execution of this Agreement, the performance of its obligations hereunder, the consummation of the transactions contemplated hereby, the termination of the employment of any of its employees within a specified time of the Effective Time nor shareholder approval of the transactions covered by this Agreement, will (A) limit its right, in its sole discretion, to administer or amend in any respect or terminate any of its Benefit Arrangements or any related trust, (B) entitle any of its employees or any employees of its Subsidiaries to severance pay or any increase in severance pay, or (C) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, including the acceleration of vesting or exercisability of any Rights, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Arrangements.  Without limiting the foregoing, as a result of the consummation of the transactions contemplated hereby (including as a result of the termination of the employment of any of its employees within a specified time of the Effective Time), neither it nor any of its Subsidiaries will be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(8)             No additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in a nonqualified deferred compensation plan (within the meaning of Section 409(A)(d)(1) of the Code) of it or any of its Subsidiaries.

(n)      Taxes.   (1) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to it and its Subsidiaries have been duly, timely and accurately filed, (2) all Taxes shown to be due on the Tax Returns referred to in clause (1) have been paid in full, except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP (consistently applied in connection with the preparation of the audited financial statements of First Busey and Main Street, as the case may be), (3) all Taxes that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable, and (4) no extensions or waivers of statutes of limitation have been given by or requested in writing with respect to any of its U.S. federal income taxes or those of its Subsidiaries.  It has made provision in accordance with GAAP (consistently applied in connection with the preparation of the audited financial statements of First Busey and Main Street, as the case may be), in the financial statements included in the Regulatory Filings filed before the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its Regulatory Filings filed before the date hereof.  As of the date hereof, neither it nor any of its Subsidiaries has any reason to believe that any conditions exist that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  No Liens for Taxes exist with respect to any of its assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP (consistently applied in connection with the preparation of the audited financial statements of First Busey and Main Street, as the case may be).  Neither it nor any of its Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return.

(o)       Books and Records.    Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(p)       Takeover Laws and Provisions.   It has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state (collectively, “Takeover Laws”).  It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any Articles, Sections or provisions of its Constituent Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

(q)          Financial Advisors.   None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that, in connection with this Agreement, First Busey has retained Keefe, Bruyette & Woods, Inc. as its financial advisor and Main Street has retained Sandler O’Neill & Partners, L.P. as its financial advisor, the arrangements with each of which have been disclosed to First Busey and Main Street prior to the date hereof.

(r)           Sarbanes-Oxley Act.   It is in compliance with the provisions, including Section 404, of the Sarbanes-Oxley Act, and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof are accurate.

(s)          Labor Matters.   Neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment,  nor is there any strike or other labor dispute involving it or any of its Subsidiaries, pending or, to the best of its knowledge, threatened, nor it is aware, as of the date of this Agreement, of any activity involving it or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(t)            Environmental Matters.   There are no proceedings, claims, actions, or investigations of any kind, pending or threatened, in any court, agency, or other governmental authority or in any arbitral body, arising under any Environmental Law; there is no reasonable basis for any such proceeding, claim, action or investigation; there are no agreements, orders, judgments or decrees by or with any Governmental Authority, imposing liability or obligation under or in respect of any Environmental Law; there are and have been no Materials of Environmental Concern or other conditions at any property (owned, operated, or otherwise used by, or the subject of a security interest on behalf of, it or any of its subsidiaries); and there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities under any Environmental Law.

ARTICLE VI

COVENANTS

Section 6.01.   Reasonable Best Efforts.   Subject to the terms and conditions of this Agreement, First Busey and Main Street will use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with, and furnish information to, the other party to that end.

Section 6.02.   Shareholder Approvals.   (a) The Main Street Board approved this Agreement and the plan of merger it contains and the transactions contemplated hereby, and adopted resolutions recommending as of the date hereof to Main Street’s shareholders approval and adoption of the plan of merger contained in this Agreement and any other matters required to be approved or adopted in order to effect the Merger and other transactions contemplated hereby.

(b)     The First Busey Board approved this Agreement and the plan of merger it contains and the transactions contemplated hereby, and adopted resolutions recommending as of the date hereof to First Busey’s shareholders the approval and adoption of the plan of merger contained in this Agreement, the issuance of shares of First Busey Common Stock necessary to effect the Merger and any other matters required to be approved or adopted in order to effect the Merger and other transactions contemplated hereby.

(c)     The First Busey Board and Main Street Board each will submit to its shareholders all matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement.  In furtherance of that obligation, First Busey and Main Street each will take, in accordance with applicable law and its respective Constituent Documents, all action necessary to convene a meeting of its shareholders (including any adjournment or postponement, the “First Busey Meeting” and the “Main Street Meeting,” respectively), as promptly as practicable, to consider and vote upon such matters.  The First Busey Board and Main Street Board each will use all reasonable best efforts to obtain from their respective shareholders a vote approving the transactions contemplated by this Agreement, including a recommendation that its respective shareholders vote in favor of the approval and adoption of this Agreement and the plan of merger contained herein and, in the case of First Busey, approval of the issuance of the First Busey Common Stock required for consummation of the Merger.  However, if either of the First Busey Board or the Main Street Board, after consultation with outside counsel, determines in good faith that, because of the receipt after the date of this Agreement of an Acquisition Proposal that either of the First Busey Board or the Main Street Board, as applicable, concludes in good faith constitutes a Superior Proposal, it would result in a violation of its respective fiduciary duties under applicable law to continue to recommend the plan of merger set forth in this Agreement, then in submitting the plan of merger to the applicable First Busey Meeting or Main Street Meeting, such board may submit the plan of merger to its shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof, described in Section 6.02, may not be rescinded or amended), in which event the First Busey Board or Main Street Board, as applicable, may communicate the basis for its lack of a recommendation to the shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that no party may take any actions under this sentence until after giving the other party at First Busey 5 business days to respond to any such Acquisition Proposal (and after giving the other party notice of the latest material terms, conditions and third party in the Acquisition Proposal) and then taking into account any amendment or modification to this Agreement proposed by the other party.

Section 6.03.   SEC Filings.   (a) First Busey and Main Street will cooperate in ensuring that all filings required under SEC Rules 165, 425 and 14a-12 are timely and properly made.  First Busey and Main Street also will jointly prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by First Busey with the SEC in connection with the issuance of First Busey Common Stock in the Merger, and the parties will jointly prepare the joint proxy statement and prospectus and other proxy solicitation materials of First Busey and Main Street constituting a part thereof (the “Joint Proxy Statement”) and all related documents.  Each party will cooperate, and will cause its Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Joint Proxy Statement, and, provided that both parties and their respective Subsidiaries have cooperated as required above, First Busey and Main Street agree to file the Registration Statement, including the Joint Proxy Statement in preliminary form, with the SEC as promptly as reasonably practicable.  Each of First Busey and Main Street will use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof and to maintain the effectiveness of such Registration Statement until the Effective Time.  Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement and the Registration Statement prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings with the SEC.  First Busey also agrees to use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby.  Each party agrees to furnish for inclusion in the Registration Statement and the Joint Proxy Statement all information concerning it, its Subsidiaries, officers, directors and shareholders as may be required by applicable law in connection with the foregoing.

(b)     First Busey and Main Street each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the First Busey Meeting or the Main Street Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.  First Busey and Main Street each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy Statement or the Registration Statement.

(c)     First Busey will advise Main Street, promptly after First Busey receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of First Busey Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

Section 6.04.   Press Releases.   First Busey and Main Street will consult with each other before issuing any press release, written and broadly disseminated employee communication or other written shareholder communication with respect to the Merger, this Agreement or the transactions contemplated hereby, and will not issue any such communication or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such communication or make such public statement as may be required by applicable law or securities exchange rules.  First Busey and Main Street will cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other party.

Section 6.05.   Access; Information.   (a) Each of First Busey and Main Street agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it will (and will cause its Subsidiaries to) afford the other party, and the other party’s officers, employees, counsel, accountants and other authorized Representatives, such access during normal business hours throughout the period before the Effective Time to the books, records (including Tax Returns and work papers of independent auditors), properties, personnel and to such other information as the other party may reasonably request and, during such period, it will furnish promptly to the other party (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning the business, properties and personnel of it as the other may reasonably request.  Neither First Busey nor Main Street will be required to afford access or disclose information that would jeopardize attorney-client privilege or contravene any binding agreement with any third party.  The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.

(b)       Each party will hold any information which is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement between First Busey and Main Street (the “Confidentiality Agreement”).

(c)       No investigation by one party of the business and affairs of the other, pursuant to this Section 6.05 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to such other party’s obligation to consummate the transactions contemplated hereby.

Section 6.06.   Acquisition Proposals.   (a) Each of First Busey and Main Street agrees that it will not, and will cause its respective Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that, in the event First Busey or Main Street receives an unsolicited bona fide Acquisition Proposal, from a person other than First Busey, Main Street, as applicable, or an Other Person (as defined below), after the execution of this Agreement, and the applicable First Busey Board or Main Street Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and, after considering the advice of outside counsel, that failure to take such actions would result in a violation of the directors’ fiduciary duties under applicable law, First Busey or Main Street, as applicable, may, and may permit its respective Subsidiaries and its respective Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement.  Each party will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than First Busey or Main Street, as applicable (“Other Persons”) with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal.  Each party will within one business day advise the other party following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep the other party apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a current basis.

(b)       Nothing contained in this Agreement shall prevent Main Street or the Main Street Board or First Busey or the First Busey Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

Section 6.07.   Affiliate Agreements.   Not later than the 15th day before the mailing of the Joint Proxy Statement, Main Street will deliver to First Busey a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Main Street Meeting, deemed to be an “affiliate” of Main Street (each, a “Main Street Affiliate”) as that term is used in Rule 145 under the Securities Act.  Main Street will use its reasonable best efforts to cause each person who may be deemed to be a Main Street Affiliate to execute and deliver to First Busey and Main Street on or before the date of mailing of the Joint Proxy Statement an agreement in substantially the form attached hereto as Annex 3.

Section 6.08.   Takeover Laws and Provisions.   No party will take any action that would cause the transactions contemplated hereby to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.  No party will take any action that would cause the transactions contemplated hereby not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

Section 6.09.   Exchange Listing.   First Busey will use all reasonable best efforts to cause the shares of First Busey Common Stock to be issued in the Merger and shares reserved for issuance pursuant to Section 3.07 hereof to be approved for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

Section 6.10.   Regulatory Applications.   (a) First Busey and Main Street and their respective Subsidiaries will cooperate and use reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated hereby, including the Bank Merger (the “Requisite Regulatory Approvals”), and will make all necessary filings in respect of those Requisite Regulatory Approvals as soon as practicable.  Each of First Busey and Main Street will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals.  In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable.  Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b)       First Busey and Main Street will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the transactions contemplated hereby.

Section 6.11.   Indemnification.   (a) Following the Effective Time, First Busey will indemnify, defend and hold harmless the present and former directors, officers and employees of Main Street and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts (collectively, “Costs”) as incurred, in connection with any claim, action (whether threatened, pending or contemplated), suit, proceeding or investigation, whether arising before or after the Effective Time and whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or actions or omissions occurring at or before the Effective Time (including the transactions contemplated hereby), (and shall advance expenses as incurred to the fullest extent permitted under applicable law provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification) to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the Constituent Documents and indemnification agreements, if any, in effect on the date of this Agreement with Main Street and its Subsidiaries.

(b)       For a period of six years following the Effective Time, First Busey will obtain and maintain director’s and officer’s liability insurance that serves to reimburse, and covers, the present and former officers and directors of Main Street or any of their respective Subsidiaries (determined as of the Effective Time) (as opposed to Main Street or such Subsidiary) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage provided under the director’s and officer’s liability insurance that Main Street currently maintains for such directors and officers; provided that officers and directors of Main Street or any Subsidiary may be required to make application and provide customary representations and warranties to First Busey’s insurance carrier for the purpose of obtaining such insurance. Notwithstanding any other provision contained in this Section 6.11(b), in no event shall First Busey be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.11(b), any aggregate amount in excess of 200% of the amount of the most recent annual premium paid as the date of this Agreement by Main Street for such insurance (the “Maximum Amount”).  If the amount of the aggregate premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, First Busey shall use all reasonable efforts to maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an aggregate premium equal to the Maximum Amount.

(c)       Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify First Busey; provided that failure so to notify will not affect the obligations of First Busey under Section 6.11(a) unless and only to the extent that First Busey is actually and materially prejudiced as a consequence.

(d)       If First Busey or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, First Busey will cause proper provision to be made so that the successors and assigns of First Busey will assume the obligations set forth in this Section 6.11.

(e)       The provisions of this Section 6.11 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and Representatives.

Section 6.12.   Employee Matters.   (a) From the Effective Time through the date that First Busey determines to generally combine First Busey’s and Main Street’s Benefit Arrangements into the Surviving Corporation and its Subsidiaries (such date being referred to herein as the “Benefits Transition Date”), First Busey shall provide the employees of First Busey and its Subsidiaries as of the Effective Time and the employees of Main Street and its Subsidiaries as of the Effective Time (collectively the “Covered Employees”) with employee benefits and compensation plans, programs and arrangements that are substantially similar, in the aggregate, (1) with respect to First Busey employees, to the employee benefits and compensation plans, programs and arrangements provided by First Busey or its Subsidiaries, as the case may be, to such employees immediately prior to the Effective Time and (2) with respect to Main Street employees, to the employee benefits and compensation plans, programs and arrangements provided by Main Street or its Subsidiaries, as the case may be, to such employees immediately prior to the Effective Time.  From and after the Benefits Transition Date, First Busey shall provide the Covered Employees with the same employee benefits and compensation plans, programs and arrangements, in all material respects.

(b)       From and after the Benefits Transition Date, First Busey shall (1) provide all Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by the Surviving Corporation or any of its Subsidiaries in which Covered Employees are eligible to participate, for all actual periods of employment with First Busey or any of its Subsidiaries or Main Street or any of its Subsidiaries, as applicable (or their predecessor entities) prior to the Benefit Transition Date to the extent such actual periods of employment are credited by First Busey or Main Street, as applicable for purposes of a comparable plan in which the applicable Covered Employee participated immediately prior to the Benefit Transition Date and (2) cause any pre-existing conditions, limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of the Surviving Corporation or any of its Subsidiaries to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan (for a comparable level of coverage) in which the applicable Covered Employee participated immediately prior to the Benefit Transition Date.

(c)       From and after the Effective Time, the Surviving Corporation will assume and honor any obligation to make any payment to any current or former employee of Main Street and its Subsidiaries of any severance payments owed pursuant to any applicable Outstanding Main Street Employment Agreement, First Busey Benefit Arrangement or Main Street Benefit Arrangement, subject to the amendments as set forth in Section 6.14.  The parties hereto hereby agree that First Busey, and from and after the Effective Time, the Surviving Corporation, shall be entitled to make severance payments to certain current or former employees of First Busey and its Subsidiaries as listed and described in First Busey’s Disclosure Schedule.

(d)       If First Busey or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, First Busey will cause proper provision to be made so that the successors and assigns of First Busey will assume the obligations set forth in this Section 6.12.

Section 6.13.   Notification of Certain Matters.   First Busey and Main Street will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII.

Section 6.14.   Employment Agreements.   As an inducement to and condition of each of the parties willingness to enter into this Agreement, (a) simultaneously with the execution of this Agreement, Main Street has entered into an amendment to each of its Outstanding Main Street Employment Agreements with each of the Main Street officers identified in Annex 4 attached hereto in the forms set forth in Main Street’s Disclosure Schedule (collectively, the “Main Street Principal Employment Agreement Amendments”), (b) First Busey expressly agrees to assume, as of the Effective Time, all of Main Street’s obligations under each of the Outstanding Main Street Employment Agreements, as amended, provided, however, as soon as practicable after the execution of this Agreement, Main Street shall request each of its Employees who is a party to an Outstanding Main Street Employment Agreement and who is not a party to a Main Street Principal Employment Agreement Amendment to enter into an amendment to its respective Outstanding Main Street Employment Agreement to provide for a waiver of any change of control or severance payment as a result of the Merger or any of the transactions contemplated hereby, which shall be in the forms set forth in Main Street’s Disclosure Schedule, and (c) simultaneously with the execution of this Agreement, First Busey has entered into employment agreements with each of the First Busey officers identified in Annex 5 attached hereto, (the “First Busey Principal Employment Agreements”) in the forms set forth in First Busey’s Disclosure Schedule, effective as of the Effective Time.  Main Street and First Busey further agree that, as soon as practicable after the execution of this Agreement, First Busey may enter into employment agreements with certain of the First Busey officers and employees as listed and described in First Busey’s Disclosure Schedule.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.01.   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligation of First Busey and Main Street to consummate the Merger is subject to the fulfillment or written waiver by First Busey and Main Street before the Effective Time of each of the following conditions:

(a)         Shareholder Approvals.   The requisite votes of the shareholders of First Busey and Main Street shall have each been received.

(b)        Regulatory Approvals.   All Requisite Regulatory Approvals (1) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (2) shall not have imposed a condition on such approval that would reasonably be expected, after the Effective Time, to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole; provided, however, that no conditions that are reasonably consistent with the regulations or published guidelines as in effect as of the date of this Agreement (or recent practice prior to the date of this Agreement in connection with comparable transactions) of a Governmental Authority shall be deemed to have, or be reasonably be expected to have, such a Material Adverse Effect; provided, further, that, notwithstanding the foregoing proviso clause, in the event that any of the Requisite Regulatory Approvals shall, as a condition to such approval, require the divestiture of assets and liabilities which is reasonably deemed by the First Busey Board or the Main Street Board to have an unacceptable financial and franchise impact on the Surviving Corporation and its Subsidiaries, such condition shall be deemed to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, for the purpose of this Section 7.01(b).

(c)       No Injunction.   No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and precludes consummation of the Merger or the Bank Merger.

(d)      Registration Statement.   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e)       Nasdaq Listing.   The shares of First Busey Common Stock to be issued in the Merger and shares reserved for issuance pursuant to Section 3.07 hereof shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(f)       Opinions of Tax Counsel.   First Busey shall have received an opinion of Chapman and Cutler LLP, and Main Street shall have received an opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP, each dated the Closing Date and based on facts, representations and assumptions set forth or described in each such opinion, to the effect that (1) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (2) First Busey and Main Street will each be a party to that reorganization within the meaning of Section 368(b) of the Code.  In rendering such opinions, Chapman and Cutler LLP and Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP, each will be entitled to receive and rely upon customary certificates and representations of officers of First Busey and Main Street.

Section 7.02.   Conditions to Main Street’s Obligation.   Main Street’s obligation to consummate the Merger is also subject to the fulfillment or written waiver by Main Street before the Effective Time of each of the following conditions:

(a)       First Busey’s Representations and Warranties.   The representations and warranties of First Busey in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date subject to the standard set forth in Section 5.02; and Main Street shall have received a certificate, dated the Closing Date, signed on behalf of First Busey by the Chief Executive Officer or Chief Financial Officer of First Busey to that effect.

(b)        Performance of First Busey’s Obligations.   First Busey shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Main Street shall have received a certificate, dated the Closing Date, signed on behalf of First Busey by the Chief Executive Officer or Chief Financial Officer of First Busey to that effect.

(c)         Fairness Opinion.   Prior to the distribution of the Joint Proxy Statement to the shareholders of Main Street, Main Street shall have received an opinion from Sandler O’Neill & Partners, L.P. to the effect that the Exchange Ratio is fair, from a financial point of view, to the Main Street shareholders.

(d)        Satisfactory Due Diligence.   Main Street shall not have become aware of any fact, event or circumstance, whether in connection with its review pursuant to Section 6.05, by notification from First Busey pursuant to Section 6.13 or otherwise, which, individually or taken together with all other facts, events or circumstances which it shall have become aware of, has had or is reasonably likely to have a Material Adverse Effect with respect to First Busey.

(e)         First Busey Principal Employment Agreements.   Each of the First Busey Principal Employment Agreements shall be in full force and will become effective at the Effective Time.

Section 7.03.   Conditions to First Busey’s Obligation.   Each of First Busey’s obligation to consummate the Merger is also subject to the fulfillment, or written waiver by First Busey, before the Effective Time of each of the following conditions:

(a)         Main Street’s Representations and Warranties.   The representations and warranties of Main Street in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date subject to the standard set forth in Section 5.02; and First Busey shall have received a certificate, dated the Closing Date, signed on behalf of Main Street by the Chief Executive Officer or Chief Financial Officer of Main Street to that effect.

(b)        Performance of Main Street’s Obligations.   Main Street shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and First Busey shall have received a certificate, dated the Closing Date, signed on behalf of Main Street by the Chief Executive Officer or Chief Financial Officer of Main Street to that effect.

(c)         Fairness Opinion.   Prior to the distribution of the Joint Proxy Statement to the shareholders of First Busey, First Busey shall have received an opinion from Keefe,

Bruyette & Woods, Inc. to the effect that the Exchange Ratio is fair, from a financial point of view, to the First Busey shareholders.

(d)        Satisfactory Due Diligence.   First Busey shall not have become aware of any fact, event or circumstance, whether in connection with its review pursuant to Section 6.05, by notification from Main Street pursuant to Section 6.13 or otherwise, which, individually or taken together with all other facts, events or circumstances which it shall have become aware of, has had or is reasonably likely to have a Material Adverse Effect with respect to Main Street.

(e)         Main Street Principal Employment Agreement Amendments.   Each of the Main Street Principal Employment Agreement Amendments shall be in full force and will become effective at the Effective Time.

ARTICLE VIII

TERMINATION

Section 8.01.   Termination.   This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time, by First Busey or Main Street:

(a)         Mutual Agreement.   With the mutual agreement of the other party.

(b)        Breach.   Upon 60 days’ prior written notice of termination, if there has occurred and is continuing:  (1) a breach by the other party of any representation or warranty contained herein, or (2) a breach by the other party of any of the covenants or agreements in this Agreement; provided that such breach (under either clause (1) or (2)) would entitle the non-breaching party not to consummate the Merger under Article VII.

(c)         Adverse Action.   If (1) the other party’s board of directors submits this Agreement (or the plan of merger contained herein) to its shareholders without a recommendation for approval or with special and materially adverse conditions on or qualifications of such approval; (2) the other party’s board of directors otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 6.02; (3) the other party’s board recommends to its shareholders an Acquisition Proposal other than the Merger; or (4) the other party’s board negotiates or authorizes the conduct of negotiations (and twenty business days have elapsed without such negotiations being discontinued) with a third party regarding an Acquisition Proposal other than the Merger (it being understood and agreed for the purposes of this Section 8.01(c) that “negotiate” shall not be deemed to include the request and receipt of information from, any person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal).

(d)        Delay.   If the Effective Time has not occurred by the close of business on the first anniversary of the date of this Agreement (the “Termination Date”); provided that the right to terminate this Agreement under this Section 8.01(d) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date.

(e)         Denial of Regulatory Approval.   If the approval of any Governmental Authority required for consummation of the Merger, the Bank Merger and the other transactions contemplated hereby is denied by final, nonappealable action of such Governmental Authority; provided that the right to terminate this Agreement under this Section 8.01(e) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action.

Section 8.02.   Effect of Termination; Expenses.   (a) Except as provided in Section 8.03 and Section 8.04, if this Agreement is terminated pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of First Busey, Main Street or any of their respective Representatives, and all rights and obligations of each party hereto shall cease; provided, however, that, subject to Section 8.03 and Section 8.04, nothing herein shall relieve any party from liability for the breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

(b)       Except as provided below and in Section 9.05, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.  “Expenses” as used in this Agreement shall consist of all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of shareholder approvals and all other matters related to the consummation of the Merger.

Section 8.03.   Main Street Termination Payments.   (a) If this Agreement is terminated by First Busey in accordance with Section 8.01(b) or Section 8.01(d), and Main Street knowingly or willfully breached or committed an act (or failed to take any action) with the intent to breach, its covenants, agreements, representations or warranties under this Agreement, and such breach has caused or would cause the condition set forth in Section 7.03 not to be satisfied, unless such breach is a result of the failure by First Busey to perform and comply in all material respects with any of its material obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder, or if this Agreement is terminated by First Busey in accordance with Section 8.01(c), then, provided First Busey is in material compliance with all of its material obligations under this Agreement, Main Street shall pay to First Busey, upon its written demand, an amount equal to $15,000,000.

(b)       If this Agreement is terminated by First Busey or Main Street because Main Street’s shareholders fail to approve the transactions contemplated by this Agreement on or before the Termination Date (a “Main Street Shareholder Termination”); then, provided First Busey is in material compliance with all of its material obligations under this Agreement, Main Street shall pay to First Busey, upon its written demand, an amount equal to $7,500,000.

(c)       In addition to the payment described in Section 8.03(b), if any, if there is a Main Street Shareholder Termination and, within twelve (12) months after such Main Street Shareholder Termination Main Street enters into a contract with any party other than First Busey (or any affiliate of First Busey) providing for an Acquisition Proposal with respect to Main Street or any of its Significant Subsidiaries by such other party, then provided First Busey was in material compliance with all of its material obligations under this Agreement at the time of the Main Street Shareholder Termination, Main Street shall pay to First Busey, upon its written demand, the additional sum of $7,500,000; provided, however, that in such case, the provisions of this Section shall in no way limit First Busey’s rights against such third party.

(d)       All payments made pursuant to this Section shall be made by wire transfer of immediately available funds to such account as First Busey shall designate.  Such sums shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of First Busey and its Subsidiaries against Main Street, its Subsidiaries and their respective officers, directors, employees, shareholders and agents for any claims arising from or relating in any way to this Agreement or the transactions contemplated herein; provided, however, that nothing herein shall preclude or bar First Busey from asserting or enforcing any such claim against any person other than Main Street, its Subsidiaries and their respective officers, directors, employees, shareholders and agents.

Section 8.04.   First Busey Termination Payments.   (a) If this Agreement is terminated by Main Street in accordance with Section 8.01(b) or Section 8.01(d), and First Busey knowingly or willfully breached or committed an act (or failed to take any action) with the intent to breach, its covenants, agreements, representations or warranties under this Agreement, and such breach has caused or would cause the condition set forth in Section 7.02 not to be satisfied, unless such breach is a result of the failure by Main Street to perform and comply in all material respects with any of its material obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder, or if this Agreement is terminated by Main Street in accordance with Section 8.01(c), then, provided Main Street is in material compliance with all of its material obligations under this Agreement, First Busey shall pay to Main Street, upon its written demand, an amount equal to $15,000,000.

(b)       If this Agreement is terminated by First Busey or Main Street because First Busey’s shareholders fail to approve the transactions contemplated hereunder on or before the Termination Date, or (a “First Busey Shareholder Termination”); then, provided Main Street is in material compliance with all of its material obligations under this Agreement, First Busey shall pay to Main Street, upon its written demand, an amount equal to $7,500,000.

(c)       In addition to the payment described in Section 8.04(b), if any, if there is a First Busey Shareholder Termination and, within twelve (12) months after such First Busey

Shareholder Termination, First Busey enters into a contract with any party other than Main Street (or any Affiliate of Main Street) providing for an Acquisition Proposal with respect to First Busey or any of its Significant Subsidiaries by such other party, then, provided Main Street was in material compliance with all of its material obligations under this Agreement at the time of the First Busey Shareholder Termination, First Busey shall pay to Main Street, upon its written demand, the additional sum of $7,500,000; provided, however, that in such case, the provisions of this Section shall in no way limit Main Street’s rights against any such third party.

(d)       All payments made pursuant to this Section shall be made by wire transfer of immediately available funds to such account as Main Street shall designate. Such sums shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of Main Street and its Subsidiaries against First Busey, its Subsidiaries and their respective officers, directors, employees, shareholders and agents for any claims arising from or relating in any way to this Agreement or the transactions contemplated herein; provided, however, that nothing herein shall preclude or bar Main Street from asserting or enforcing any such claim against any person other than First Busey, the First Busey Subsidiaries and their respective officers, directors, employees, shareholders and agents.

ARTICLE IX

MISCELLANEOUS

Section 9.01.   Survival.   The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Article III, Sections 6.05(b), 6.11, 6.12 and 6.14 and this Article IX).

Section 9.02   Waiver; Amendment.   Before the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate Nevada or Illinois law or require resubmission of this Agreement or the plan of merger contained herein to the shareholders of First Busey or Main Street.

Section 9.03.   Counterparts.   This Agreement may be executed by facsimile and in one or more counterparts, each of which will be deemed to constitute an original.

Section 9.04.   Governing Law.   This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within that State.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.05.   Expenses.   Except as set forth in Article VIII, each party will bear all Expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that First Busey and Main Street will each bear and pay one-half of the following Expenses:  (a) the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the preparation (including copying and printing and distributing) of the Registration Statement, the Joint Proxy Statement and applications to Governmental Authorities for the approval of the Merger and the Bank Merger and (b) all listing, filing or registration fees, including fees paid for filing the Registration Statement with the SEC, any filing fees for the HSR Act notices and any other fees paid for filings with Governmental Authorities in connection with the transactions contemplated hereby.

Section 9.06.   Notices.   All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, facsimile transmitted (with confirmation) or mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to First Busey, to:

First Busey Corporation 201 West Main Street Urbana, Illinois 61801
Attention:	Douglas C. Mills, Chairman of the Board,
Chief Executive Officer and President
Facsimile:	(217) 365-4592

with a copy to:

Chapman and Cutler LLP 111 West Monroe Street Chicago, Illinois 60603
Attention:	Terence T. O’Meara, Esq.
Walter L. Draney, Esq.
Facsimile:	(312) 701-2361

If to Main Street, to:

Main Street Trust, Inc. 100 West University Avenue Champaign, Illinois 61820
Attention:	Van A. Dukeman
Facsimile:	(217) 351-6651

with copies to:

Barack Ferrazzano Kirschbaum
Perlman & Nagelberg LLP
333 W. Wacker Drive, Suite 2700

Chicago, Illinois 60606
Attention:	John E. Freechack, Esq.
Robert M. Fleetwood, Esq.
Facsimile:	(312) 984-3150

Section 9.07.   Entire Understanding; No Third Party Beneficiaries.   This Agreement represents the entire understanding of First Busey and Main Street regarding the transactions contemplated hereby and supersedes any and all other oral or written agreements previously made or purported to be made, other than the Confidentiality Agreement, which will survive the execution and delivery of this Agreement and will not impair the rights of a party to make a response or propose amendments or modifications as contemplated by the final proviso to Section 6.02(c)).  No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement.  Except for Section 6.11, which is intended to benefit the Indemnified Parties to the extent stated, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than First Busey and Main Street.

Section 9.08.   Severability.   If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

 [Signatures appear on following page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

FIRST BUSEY CORPORATION

By:	/s/ Douglas C. Mills
	Name:	Douglas C. Mills
	Title:	Chairman of the Board, Chief
Executive Officer and President

MAIN STREET TRUST, INC.

By:	/s/ Van A. Dukeman
	Name:	Van A. Dukeman
	Title:	President and Chief Executive
Officer

ANNEX 1

AMENDMENT TO
ARTICLES OF INCORPORATION
OF
FIRST BUSEY CORPORATION

PARAGRAPH A OF ARTICLE FOURTH of the Articles of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

FOURTH.

A.        Classes and Number of Shares.  The total number of shares of all classes of stock the Corporation shall have authority to issue is 61,000,000 shares.  The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

1.        60,000,000 shares of Common Stock, $.001 par value per share.

2.        1,000,000 shares of Preferred Stock, $.001 par value per share.

ANNEX 2

Directors of Surviving Corporation:

Douglas C. Mills, Chairman of the Board
Joseph M. Ambrose, Director
David J. Downey, Director
Van A. Dukeman, Director
David L. Ikenberry, Director
E. Phillips Knox, Director
Gregory B. Lykins, Director
V.B. Leister, Jr., Director
August C. Meyer, Jr., Director
George T. Shapland, Director

Executive Officers of Surviving Corporation:

Van A. Dukeman, President and Chief Executive Officer
Thomas M. Good, Executive Vice President, Risk Management
Barbara J. Harrington, Executive Vice President and Chief Financial Officer
David D. Mills, Executive Vice President, Investor Relations
David B. White, Executive Vice President and Chief Operating Officer

ANNEX 3

FORM OF MAIN STREET AFFILIATE LETTER

_________, 2006

First Busey Corporation
201 Main Street Main Street
Urbana, Illinois 61801

Ladies and Gentlemen:

I have been advised that I may be deemed to be an “affiliate” of Main Street Trust, Inc. (“Main Street”), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).  I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of September __, 2006 (as amended or modified from time to time, the “Merger Agreement”), between First Busey Corporation (“First Busey”) and Main Street, Main Street plans to merge with and into First Busey (the “Merger”).  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement.

I further understand that as a result of the Merger, I may receive common stock of First Busey (such shares received by the undersigned as a result of the Merger are herein after referred to as the “First Busey Common Stock”) in exchange for shares of common stock of Main Street (the “Main Street Common Stock”).

I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of First Busey Common Stock and Main Street Common Stock, to the extent I felt necessary, with my counsel or counsel for Main Street.

I represent, warrant and covenant with and to First Busey that in the event I receive any First Busey Common Stock as a result of the Merger:

1.            I will not make any sale, transfer, or other disposition of such First Busey Common Stock unless (a) such sale, transfer or other disposition has been registered under the Securities Act, (b) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act, or (c) in the opinion of counsel in form and substance reasonably satisfactory to First Busey, or under a “no-action” letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

2.            I understand that First Busey is under no obligation to register the sale, transfer or other disposition of shares of First Busey Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available, except the obligation to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, as more fully described below.

3.            I understand that stop transfer instructions will be given to First Busey’s transfer agent with respect to the shares of First Busey Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applies.  The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement dated ________, 2006 between the registered holder hereof and First Busey, a copy of which agreement is on file at the principal offices of First Busey.”

4.            I understand that, unless transfer by me of the First Busey Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, First Busey reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies.  The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

I understand and agree that the legends set forth in paragraph 3 or 4 above, as the case may be, will be removed by delivery of substitute certificates without such legend if I deliver to First Busey (a) a copy of a “no-action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to First Busey, to the effect that such legend is not required for purposes of the Securities Act, or (b) evidence or representations reasonably satisfactory to First Busey that First Busey Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d) under the Securities Act or pursuant to an effective registration under the Securities Act.

By its acceptance hereof, First Busey agrees, to the extent required by applicable law, for a period of two years after the Effective Time, that it, as the Surviving Corporation, will file on a timely basis all reports required to be filed by it pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

2

By signing this letter agreement, without limiting or abrogating the agreements that I have made as set forth above, I do not admit that I am an “affiliate” of Main Street within the meaning of the Securities Act or the rules and regulations promulgated thereunder, and I do not waive any right that I may have to object to any assertion that I am an affiliate.

For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.  This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns.  As used herein, the term “successors and assigns” shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.  This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Illinois.  If a court of competent jurisdiction determines that any provision of this Agreement is not enforceable or enforceable only if limited in time and/or scope, this Agreement shall continue in full force and effect with such provision stricken or so limited.  This Agreement shall not be modified or amended, or any right hereunder waived or any obligation excused, except by a written agreement signed by both parties.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Illinois.  This letter agreement shall terminate if and when the Merger Agreement is terminated according to its terms.

Accepted this ___ day of _________, 2006

Very truly yours,

Name:

MAIN STREET TRUST, INC.

By:
Name:
Title:

FIRST BUSEY CORPORATION

By:
Name:
Title:

3

ANNEX 4

Amendments to the employment agreements with the following officers:

Gregory B. Lykins

Van A. Dukeman

David B. White

ANNEX 5

Employment agreements with the following officers:

Douglas C. Mills

Edwin A. Scharlau, II

Barbara J. Harrington

David D. Mills